WABCO

WABCO Holdings Inc..

1 Centennial Avenue
Piscataway, NJ 08855-6820
USA
www.wabco-auto.com

June 5, 2014

Leon Liu

Dear Leon,

We are pleased to confirm our offer to propose you the position of **Executive Vice President, President of Truck Bus and Car OEMs** reporting to Jacques Esculier, Chairman & Chief Executive Officer. You will be located in Brussels, Belgium and your anticipated starting date is July 1st, 2014.

You will first start as an assignee from WABCO Expats Inc. to WABCO Europe sprl/bvba with the intention to localize you to WABCO Europe as a business manager once the necessary professional card formalities will be granted by the social security authorities in Belgium

As discussed, your compensation package will be comprised of the following elements:

- an annual base salary of $450,000 during your assignment period;

- an annual base salary of €346,200 as of your localization;

- an eligibility to participate in our Annual Incentive Plan (AIP) with a target of 70% of your annual base salary;

- an eligibility to participate in our Cash Long Term Incentive Plan (LTIP) with a target of 45 % of your annual base salary;

- an eligibility to participate in our annual equity incentive program with annual grants determined by the CNG committee of WABCO's Board of Directors. Your targeted equity grant level is set at 120% of your base salary. This does not constitute a commitment for an equity award or the amount of such award for any period. All awards will be subject to the terms and conditions of the WABCO Omnibus Incentive Plan.

You will benefit from our Executive Perquisites program including a Financial planning budget of $10,000 p.a., an annual Executive Health check and the Executive Life Insurance.

You will be provided with vacation according to existing policy and continue to participate in the WABCO US Benefits Program during your assignment period, then you will move to the Belgian company benefits.

You will benefit from a company car and fuel card according to the Belgian company car policy

In your position you will be eligible to receive severance in case of "Change in Control", which is only triggered in the event of a change in control AND either termination:

(a) by the Company within 24 months of CIC, not for Cause or
(b) by the individual for Good Reason

In the event of CIC and according to WABCO's CIC severance plan, you will be entitled to 2 times your base salary plus 2 times your AIP at target.

WABCO

WABCO Holdings Inc..

1 Centennial Avenue
Piscataway, NJ 08855-6820
USA
www.wabco-auto.com

To reduce any concerns regarding termination of employment, we will provide you with severance of 2 times the sum of your base salary plus your AIP plus the company contributions to the Group insurance and medical cover, if you are involuntary terminated for any reason other than Cause. It is explicitly agreed that the above exceptional benefit will only be payable to you if you sign a release form for all claims against the Company or affiliated companies within 45 days after the termination of the employment relating to any and all indemnity(ies) or benefit(s) due or payable to you as a result or in connection with the termination of your employment with the Company or affiliated companies. In this regard, special reference is amongst others made to the WABCO Change In Control Plan. The "Change in Control" severance and the above severance benefit cannot be cumulated.

Your international mobility benefits will be based on our mobility policy and include a.o.:

- a net monthly housing allowance of a range between €3,500 and €4,500 and a net annual utilities allowance matching the monthly housing allowance.
- an annual home leave to the US or China for you and your wife (business class) and an entitlement for your children to visit you twice a year (economy class).
- according to the tax equalization policy for business managers, you will be responsible for Belgian taxes due and the Company will bear the actual income taxes in the United States, if any.
- a goods & service allowance that will be phased-out over a three-year period as of the starting date of your new assignment: 100% in the first year, 66% in the second year, 33% in the third year and no allowance anymore in the fourth year.
- Relocation incl. move of our household goods and mobility allowances according to the Mobility policy.

This offer of employment is contingent upon your compliance with the Immigration and Naturalization Reform Act of 1997, the company's "Agreement Relating to Assignment of Inventions, Non-Disclosure of Confidential Information" and Code of Conduct.

WABCO maintains an employment-at-will policy, which means that you or the company can terminate your employment with or without cause, at any time and for any reason. There is nothing in this letter that is intended to constitute a contract of employment for a guaranteed period of time. The terms of this letter cannot be modified or changed unless done so in writing by the Chief Human Resources Officer. This letter supersedes any verbal or written communication prior to this date.

Please sign below indicating your acceptance of this offer.

Sincerely,

RM 11

Robert de Vaucorbeil
Chief Human Resources Officer

For acceptance

Leon Liu